EXHIBIT (a)(1)(v)
KEEFE, BRUYETTE & WOODS, INC.
211 Bradenton Drive
Columbus, Ohio 43017
TOLL FREE: (877) 298-6520
FIRST CITIZENS BANC CORP
Offer to Purchase for Cash Up To
500,000 of Its Common shares
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M. EASTERN TIME, ON FEBRUARY 24, 2006,
UNLESS THE OFFER IS EXTENDED.
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      First Citizens Banc Corp, an Ohio corporation (“First Citizens”), has appointed us to act as Dealer Manager and Information Agent in connection with its Offer to Purchase for cash up to 500,000 of its common shares, without par value per share, at a price of $23.00 per share, upon the terms and subject to the conditions set forth in First Citizens’ Offer to Purchase, dated January 11, 2006, and in the related Letter of Transmittal (together, the “Offer”).
      All shares validly tendered and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the Offer, including the proration provisions. See Section 1 of the Offer to Purchase.
      As described in the Offer to Purchase, if more than 500,000 shares have been validly tendered and not withdrawn, First Citizens will purchase validly tendered (and not withdrawn) shares in the following order of priority:

•	First, First Citizens will purchase shares from all holders of “odd lots” of less than 100 shares who have properly tendered all of their shares prior to the Expiration Date and completed the “Odd Lots” section in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	Second, First Citizens will purchase shares from all other shareholders who properly tender their shares, on a pro rata basis, if necessary; and

•	Third, only if necessary to permit the purchase of 500,000 shares, from holders who have tendered conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the Offer. See Section 6 of the Offer to Purchase.
      THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER BUT IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.
      For your information and for forwarding to your clients for whom you hold shares registered in your name (or in the name of your nominee), we are enclosing the following documents:

1. The Offer to Purchase;

2. A Letter to Clients, which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee;

3. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

4. A letter to First Citizens shareholders from the President of First Citizens;

5. A Notice of Guaranteed Delivery to be used to accept the Offer if the shares and all other required documents cannot be delivered to the Depositary by the Expiration Date; and

6. A return envelope addressed to Illinois Stock Transfer Company, as Depositary.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 24, 2006, UNLESS THE OFFER IS EXTENDED.
      First Citizens will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer other than the fee paid to us as described in the Offer to Purchase. First Citizens will, upon written request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to the Offer to their customers. First Citizens will pay all stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Instruction 6 of the Letter of Transmittal.
      In order to take advantage of the Offer, a shareholder must do either (1) or (2) below before the Offer expires:

(1) A duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

(2) The guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase must be completed.
      Any inquiries you may have with respect to the Offer should be addressed to us as Dealer Manager and Information Agent at the address and telephone number set forth above and on the back cover page of the Offer to Purchase.
      Additional copies of the enclosed material may be obtained from us by calling (877) 298-6520.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.
Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FIRST CITIZENS OR ANY OF ITS AFFILIATES, THE DEALER MANAGER/ INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.